Exhibit 99.1

MODIGENE ANNOUNCES CLOSING OF $12 MILLION FINANCING
BY MEMBERS OF THE FROST GROUP

--Financing Includes Equity Investment and Line of Credit--

Nes-Ziona, Israel March 27, 2008 — Modigene Inc. (OTCBB: MODG), a biopharmaceutical company applying its patented technology to develop longer-acting versions of already-approved therapeutic proteins, today announced that it has closed a $2 million equity investment by a group of private investors and has entered into a line of credit agreement that provides for the availability of an additional $10 million financing. The equity investors consist of a group led by Dr. Phillip Frost, who is also the Chairman of the Board of Modigene, and the line of credit has been extended by The Frost Group LLC. Two other directors of Modigene, Dr. Jane Hsiao and Steve Rubin, are participants in the equity financing and are members of The Frost Group.

In the equity financing, Modigene issued a convertible series A preferred security at a price of $2.50 per preferred share and under the line of credit it received an option to borrow up to $10 million at an interest rate of 10% per annum that includes warrant coverage if utilized.

“Protein therapeutics represent an increasingly significant segment of the biopharmaceutical market, and we believe that Modigene’s unique technology has great potential to deliver the longer-acting drugs sought by patients and their health providers,” said Dr. Frost. “We welcome this opportunity to further support this promising company.”

The convertible series A preferred security automatically converts into Modigene unregistered common stock after four years at a price that will be set depending on the company’s market capitalization at that time. The price targets are structured to offer more favorable terms to the investors if the company is able to significantly increase its market capitalization by at least 4x during this period - a market capitalization that would benefit all shareholders.

“This financing is a winning combination for Modigene and its shareholders,” said Avri Havron, CEO of Modigene. “It provides the company with an immediate $2 million in cash and an option to borrow up to another $10 million at very attractive terms. We believe that Modigene’s current cash position, our anticipated cash grants from the Israeli government for our human growth hormone program and the option for a $10 million 5-year loan provide us with a robust capital structure. We anticipate that these resources will be sufficient to enable us to complete Phase II clinical studies for our two most advanced long-acting protein therapeutics and also provide us with at least three years of operating cash.”

The line of credit extended by The Frost Group is initially for a one-year period. If Modigene draws down cash from the line of credit during the one-year period, Modigene will issue to the Frost Group 1.5 million warrants to purchase unregistered common stock of the company. The warrants have a 5-year term and a $0.99 exercise price. Although the line of credit is secured, the intellectual property of the company is not part of any lien or security provided to the Frost Group under the line of credit.

“The attractive terms of this financing further demonstrate the strong commitment of the Frost investor group to Modigene,” added Mr. Havron. “The structure of the transaction is well-aligned with the interests of all our shareholders. We view the option to borrow up to $10 million at favorable terms an important strategic advantage for a preclinical stage biotechnology company such as Modigene, providing management and our shareholders with the flexibility of significant potential leverage.”

 Modigene Inc. 3 Sapir Street, Weizmann Science Park, Nes-Ziona Israel 74140

For more information on the financing, visit the SEC filings link at our website at www.modigeneinc.com.

Modigene’s technology is based on a short amino acid sequence, the carboxyl terminal peptide (CTP). CTP occurs naturally in humans, and when attached to a therapeutic protein, extends the time that the protein is active in the body. The potential utility of the technology has been demonstrated by Organon, a unit of Schering-Plough, which licenses the CTP technology for fertility applications only. Phase II trials of its CTP follicle stimulating hormone product (FSH-CTP) demonstrated that a single injection provides the same clinical effect as seven consecutive daily injections of standard FSH. These trials also demonstrated that attaching the CTP peptide did not affect the therapeutic activity of FSH or cause a negative immune system response. Modigene has an exclusive license from Washington University for use of CTP with all therapeutic proteins except four fertility proteins. Modigene currently has three CTP-enhanced compounds in preclinical testing and a fourth in earlier stage development. Clinical trials are expected to begin later this year.

ABOUT MODIGENE
Modigene Inc. (OTCBB: MODG) is a biopharmaceutical company applying its patented CTP technology to develop longer-acting, proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales. The CTP technology is applicable to virtually all proteins and Modigene is currently developing long-acting versions of human growth hormone, interferon beta and erythropoietin, which are in late preclinical development, as well as GLP-1. For more information on Modigene, visit www.modigeneinc.com.

Safe Harbor Statement: This press release contains forward-looking statements, including statements regarding the results of current studies and preclinical experiments and the effectiveness of Modigene’s long-acting protein programs and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect Modigene’s business and prospects, including the risks that Modigene may not succeed in developing any commercial products based upon its long-acting protein technology, including any long-acting versions of human growth hormone, erythropoietin, interferon beta or GLP-1; that the long-acting products in development may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the approval or marketing of these products for the indications being studied or for other indications; that ongoing studies may not continue to show substantial or any activity; that the actual dollar amount of any grants from the OCS is uncertain and is subject to policy changes of the Israeli government, and that such grants may be insufficient to assist with product development; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. The development of any products using the CTP platform technology could also be affected by a number of other factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analyses and decision making, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing and the impact of patents and other proprietary rights held by competitors and other third parties. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in Modigene’s filings with the Securities and Exchange Commission.

MODIGENE CONTACT:	MEDIA CONTACT:
Shai Novik, President	Barbara Lindheim
Modigene Inc.	GendeLLindheim BioCom Partners
Tel: +1 866 644-7811	+1 212 918-4650
Email: shai@modigeneinc.com

Modigene Inc. 3 Sapir Street, Weizmann Science Park, Nes-Ziona Israel 74140